EXHIBIT 99.1

AutoZone 2nd Quarter Same Store Sales Increase 7.1%; EPS Increases 35.8% to $3.34

MEMPHIS, Tenn., March 1, 2011 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $1.7 billion for its second quarter (12 weeks) ended February 12, 2011, an increase of 10.3% from the second quarter of fiscal 2010 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 7.1% for the quarter.

Net income for the quarter increased $24.7 million, or 20.0%, over the same period last year to $148.1 million, while diluted earnings increased 35.8% to $3.34 per share from $2.46 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 50.9% (versus 50.0% for last year's quarter). The improvement in gross margin was attributable to higher margins on merchandise gross (45 bps) and lower shrink expense (39 bps). The increased merchandise gross margins continued to benefit this quarter from increased penetration of Duralast product sales and lower acquisition costs. Operating expenses, as a percentage of sales, were 34.6% (versus 34.7% last year).  The decrease in operating expenses, as a percentage of sales, was primarily the result of leverage on store operating expenses due to higher sales volumes, partially offset by increased incentive compensation costs (39 bps), increased investments in our hub store initiative (23 bps), higher advertising expenditures (22 bps), and an unfavorable comparison to last year's second quarter credit card class action settlement (17 bps).

Under its share repurchase program, AutoZone repurchased 1.5 million shares of its common stock for $394 million during the second quarter, at an average price of $257 per share. At quarter end, the Company had $491 million remaining under its current share repurchase authorization.

The Company's inventory increased 7.0% over the same period last year, driven by an increase in store count and continued strategic investments in hard parts assortment.

"We are pleased to announce another quarter of strong performance. This marks the ninth consecutive quarter of 20% plus growth in earnings per share and our eighteenth consecutive quarter of double digit growth. We remain committed to executing our 2011 operating theme of "1TEAM Going the Extra Mile." We continued our focus on improving parts coverage, hiring, retaining, and training the best automotive parts professionals, and growing our Commercial business. Additionally, our return on invested capital on a trailing four-quarter basis reached another new all-time high at 29.3%. We remain committed to our disciplined approach of growing operating earnings while efficiently utilizing our capital," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended February 12, 2011, AutoZone opened 21 new stores in the U.S. and opened 8 new stores in Mexico. As of February 12, 2011, the Company had 4,425 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 249 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web at www.autozone.com, AutoZone sells auto and light truck parts and subscriptions to the ALLDATAdiy product, and its Commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, March 1, 2011, beginning at 10:00 a.m. (EST) to discuss its second quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, March 8, 2011 at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 28, 2010, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 2nd Quarter Highlights - Fiscal 2011

Condensed Consolidated Statements of Operations
2nd Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended Feb 12, 2011	12 Weeks Ended Feb 13, 2010

Net sales	$ 1,660,946	$ 1,506,225
Cost of sales	815,335	752,489
Gross profit	845,611	753,736
Operating, SG&A expenses	573,863	523,355
Operating profit (EBIT)	271,748	230,381
Interest expense, net	39,576	36,309
Income before taxes	232,172	194,072
Income taxes	84,116	70,739
Net income	$ 148,056	$ 123,333
Net income per share:
Basic	$ 3.41	$ 2.49
Diluted	$ 3.34	$ 2.46
Weighted average shares outstanding:
Basic	43,399	49,436
Diluted	44,378	50,186

Year-to-date 2nd Quarter, FY2011
(in thousands, except per share data)
	GAAP Results
	24 Weeks Ended Feb 12, 2011	24 Weeks Ended Feb 13, 2010

Net sales	$ 3,452,608	$ 3,095,469
Cost of sales	1,699,249	1,541,809
Gross profit	1,753,359	1,553,660
Operating, SG&A expenses	1,175,491	1,062,850
Operating profit (EBIT)	577,868	490,810
Interest expense, net	76,829	72,650
Income before taxes	501,039	418,160
Income taxes	180,908	151,527
Net income	$ 320,131	$ 266,633
Net income per share:
Basic	$ 7.27	$ 5.36
Diluted	$ 7.11	$ 5.28
Weighted Average Shares outstanding:
Basic	44,034	49,775
Diluted	45,006	50,505

Selected Balance Sheet Information
(in thousands)
	Feb 12, 2011	Feb 13, 2010	August 28, 2010

Cash and cash equivalents	$ 107,881	$ 105,161	$ 98,280
Merchandise inventories	2,418,751	2,261,528	2,304,579
Current assets	2,738,115	2,648,713	2,611,821
Property and equipment, net	2,554,864	2,383,143	2,519,946
Total assets	5,765,603	5,424,992	5,571,594
Accounts payable	2,524,539	2,144,995	2,433,050
Current liabilities*	3,225,136	2,749,324	3,063,960
Total debt*	3,249,230	2,774,700	2,908,486
Stockholders' deficit	(1,038,412)	(421,671)	(738,765)
Working capital	(487,021)	(100,611)	(452,139)

* Current liabilities and total debt both include short-term borrowings of $40,930 at February 12, 2011; $0 at February 13, 2010; and $26,186 at August 28, 2010.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)

	Feb 12, 2011	Feb 13, 2010
Net income	$ 791,809	$ 676,447
Add: Interest	163,088	151,894
Taxes	451,575	385,297
EBIT	1,406,472	1,213,638

Add: Depreciation	193,402	185,568
Rent expense	204,218	188,045
Option expense	22,372	18,695
EBITDAR	$ 1,826,464	$ 1,605,946

Debt	$ 3,249,230	$ 2,774,700
Capital lease obligations	81,848	51,713
Add: rent x 6	1,225,308	1,128,270
Adjusted debt	$ 4,556,386	$ 3,954,683

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended Feb 12, 2011	12 Weeks Ended Feb 13, 2010	24 Weeks Ended Feb 12, 2011	24 Weeks Ended Feb 13, 2010

Depreciation	$ 44,126	$ 44,533	$ 88,417	$ 87,099
Capital spending	$ 62,546	$ 57,687	$ 108,357	$ 111,126

Cash flow before share repurchases:
Net increase/(decrease) in cash and cash equivalents	$ 9,868	$ 25,558	$ 9,601	$ 12,455
Subtract increase in debt	370,014	35,200	340,744	47,800
Add back share repurchases	394,396	87,509	694,050	291,888
Cash flow before share repurchases and changes in debt	$ 34,250	$ 77,867	$ 362,907	$ 256,543

Other Selected Financial Information
(in thousands, except ROIC)
	Feb 12, 2011	Feb 13, 2010

Cumulative share repurchases ($ since fiscal 1998)	$ 9,408,622	$ 7,882,805
Remaining share authorization ($)	$ 491,378	$ 517,195

Cumulative share repurchases (shares since fiscal 1998)	124,577	117,352
Shares outstanding, end of quarter	42,611	49,081

	Trailing 4 Quarters
	Feb 12, 2011	Feb 13, 2010
Net income	$ 791,809	$ 676,447
Adjustments:
Interest expense	163,088	151,894
Rent expense	204,218	188,045
Tax effect*	(133,615)	(123,852)
After-tax return	1,025,500	892,534

Average debt**	2,902,027	2,667,551
Average deficit**	(695,593)	(314,226)
Add: Rent x 6	1,225,308	1,128,270
Average capital lease obligations**	74,039	55,105
Pre-tax invested capital	$ 3,505,781	$ 3,536,700

Return on Invested Capital (ROIC)	29.3%	25.2%

* Effective tax rate over trailing four quarters ended February 12, 2011 and February 13, 2010 is 36.3% in each period.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 2nd Quarter Fiscal 2011
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended Feb 12, 2011	12 Weeks Ended Feb 13, 2010	24 Weeks Ended Feb 12, 2011	24 Weeks Ended Feb 13, 2010
Domestic stores:
Store count:
Stores opened	21	24	36	62
Stores closed	--	--	--	2
Replacement stores	--	--	4	1
Total domestic stores	4,425	4,289	4,425	4,289

Stores with commercial programs	2,521	2,321	2,521	2,321

Square footage (in thousands):	28,547	27,607	28,547	27,607

Mexico stores:
Stores opened	8	9	11	14
Total stores in Mexico	249	202	249	202

Total stores chainwide	4,674	4,491	4,674	4,491

Square footage (in thousands):	30,362	29,069	30,362	29,069
Square footage per store	6,496	6,473	6,496	6,473

Sales Statistics
($ in thousands, except sales per average square foot and percentages)

Total Auto Parts (Domestic and Mexico)	12 Weeks Ended Feb 12, 2011	12 Weeks Ended Feb 13, 2010	Trailing 4 quarters Feb 12, 2011	Trailing 4 quarters Feb 13, 2010
Total auto parts sales	$ 1,623,949	$ 1,472,958	$ 7,563,470	$ 6,840,707
% Increase vs. LY	10.3%	4.1%	10.6%	5.1%
% Increase vs. LY (excl 53rd week)				7.1%

Sales per average store	$ 349	$ 329	$ 1,651	$ 1,556
Sales per average square foot	$ 54	$ 51	$ 255	$ 241

Domestic Commercial
Total domestic commercial sales	$ 213,849	$ 176,515	955,914	$ 800,045
% Increase vs. LY	21.2%	8.5%	19.5%	4.8%
% Increase vs. LY (excl 53rd week)				6.6%

All Other (ALLDATA and E-Commerce)
All other sales	$ 36,997	$ 33,267	156,286	$ 145,418
% Increase vs. LY	11.2%	0.7%	7.5%	1.4%
% Increase vs. LY (excl 53rd week)				3.4%

	12 Weeks Ended Feb 12, 2011	12 Weeks Ended Feb 13, 2010	24 Weeks Ended Feb 12, 2011	24 Weeks Ended Feb 13, 2010
Domestic same store sales	7.1%	1.0%	8.4%	3.4%

Inventory Statistics (Total Stores)

	as of Feb 12, 2011	as of Feb 13, 2010
Accounts payable/inventory	104.4%	94.8%

($ in thousands)
Inventory	$ 2,418,751	$ 2,261,528
Inventory per store	$ 517	$ 504

Net inventory (net of payables)	$ (105,788)	$ 116,533
Net inventory / per store	$ (23)	$ 26

	Trailing 5 Points
	Feb 12, 2011	Feb 13, 2010
Inventory turns	1.6x	1.6x
CONTACT: Financial:
         Brian Campbell
         (901) 495-7005
         brian.campbell@autozone.com

         Media:
         Ray Pohlman
         (866) 966-3017
         ray.pohlman@autozone.com